Exhibit 10.2

August 19, 2015

To: Carl Lamm

Re: Employee Offer Letter Amendment; Compensation Adjustment and Performance Stock Unit Grant

Dear Carl:

The purpose of this letter agreement is to modify certain terms of your employment as set forth in your Amended and Restated Employee Offer Letter dated February 25, 2014 (the “Employee Offer Letter”). The changes set forth herein shall be effective on July 22, 2015 (the “Effective Date”). The terms to be modified are as follows:

Section 2(a)(Base Salary):

Change the base salary from an annual rate of $250,000.00 to an annual rate of $265,000.00.

Section 2(b) (Equity Awards): Add the following provisions:

On July 22, 2015 (the “Date of Grant”), the Company’s Compensation Committee approved a performance stock unit grant (“PSU”) to acquire the number of shares of the Company’s common stock as shall equal $300,000.00 divided by the average Fair Market Value of the Company’s stock for thirty calendar days prior to the Date of Grant (which amounts to 10,000 (ten thousand) shares based on an average per share Fair Market Value of $30.00).  The PSU shall vest based on the achievement of certain milestones related to the Irish operations as follows (the date of vesting being the date of determination by the Compensation Committee that the PSU vesting criteria have been met):

•	PSU OBJECTIVE: First shipment of commercial Gelpads and CoolCards. Gelpads and CoolCards must both be fully qualified through internal Company qualification processes and external auditors.

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Milestone 1. Shipments of Gelpads and CoolCards starting within three (3) months of the new Irish facility occupancy date as  defined in the lease or completion of manufacturing required tenant improvements to the facility (example:  Electro-static discharge (ESD) floor for Card manufacturing), whichever is later.

▪	PSU VESTING: 100% of the PSU shares

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Milestone 2. Shipments of Gelpads and CoolCards starting within six (6) months of the new Irish facility occupancy date as defined in the lease or completion of manufacturing required tenant improvements to the facility (example:  ESD floor for Card manufacturing), whichever is later.

▪	PSU VESTING: 2/3 of the PSU shares

The PSU will be subject to acceleration, as to 100% of the PSU shares, if there is a Change in Control of the Company (as defined in your Employee Offer Letter) on or before the completion of Milestone 1. The PSU will be subject to acceleration, as to 2/3 of the PSU shares, if there is a Change in Control after the target/completion date of Milestone 1 but before the target completion date/achievement of Milestone 2. The PSU will terminate, to the extent not vested, on the day following the date upon which the Compensation Committee makes its determination as to whether the PSU vesting criteria have been met. The PSU will be subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan.

Except as expressly modified herein, all other terms of your Employee Offer Letter shall remain in full force and effect.

This letter agreement, together with your Employee Offer Letter and your Confidential Information and Invention Assignment Agreement, set forth the full and complete agreement between you and the Company regarding your employment with the Company. Any additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you are hereby revoked and superseded in their entirety by this letter agreement. This letter agreement, along with your Employee Offer Letter, only may be modified in a written document signed by a duly-authorized officer of the Company.

To indicate your acceptance of the Company’s offer, please sign and return a copy to me by close of business Friday, August 28, 2015.

Sincerely, /s/ Mark J. Foley	Agreed to and accepted: /s/ Carl Lamm	9/8/15
Mark J. Foley President and Chief Executive Officer	Carl Lamm	Date